Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

The Oncology Institute, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities*

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered**	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Secondary Offering
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share (“Common Stock”)	Rule 457(c)	1,342,076(1)	$6.04(2)	$8,106,139	0.0000927	$752

	Total Offering Amounts					$8,106,139		$752
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$752

*	Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Company’s Registration Statement on Form S-1 to which this exhibit relates.
**

Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional number of shares of Common Stock of The Oncology Institute, Inc. (the “Company”) issuable upon stock splits, stock dividends or other distributions, recapitalization or similar events with respect to the shares of Common Stock being registered pursuant to this registration statement.

(1)

The aggregate 1,342,076 shares of Common Stock being registered pursuant to this registration statement consists of the resale of (a) 1,291,492 shares of Common Stock issuable upon vesting of the Physician RSUs and (b) 50,584 Earnout Shares held by one of the officers of the Company.

(2)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $6.03, which is the average of the high and low prices of the Common Stock on Nasdaq on May 13, 2022.

Table 2: Fee Offset Claims and Sources

N/A